Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Boston Private Financial Holdings, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Boston Private Financial Holdings, Inc. (the “Company”) of our report dated March 10, 2006, except as to Notes 3, 4, 16 and 25 which are as of May 31, 2006, with respect to the consolidated balance sheets of Boston Private Financial Holdings, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated March 10, 2006 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the Form 8-K of the Company filed with the Securities and Exchange Commission on May 31, 2006, incorporated herein by reference. In addition, the audit report on the Company’s 2005 consolidated financial statements refers to a change in the method of accounting for stock-based compensation.

Our report dated March 10, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that the Company acquired Gibraltar Financial Corporation (“Gibraltar”) on October 1, 2005, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, Gibraltar’s internal control over financial reporting.

Boston, Massachusetts
May 31, 2006